January 23, 2026

Americas Gold and Silver Corporation
145 King Street West, Suite 2870

Toronto, Ontario

M5H 1J8

Re: Americas Gold and Silver Corporation- Registration Statement on Form F-3

We have acted as Ontario counsel to Americas Gold and Silver Corporation (the "Corporation") in connection with the preparation of a Registration Statement on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), relating to the resale of 2,890,000 common shares of the Corporation issued in connection with the Acquisition (as defined herein) (the "Consideration Shares") that may be sold from time to time by the selling shareholders named in the prospectus forming part of the Registration Statement or their respective pledgees, donees, transferees, assignees or other successors-in-interest (the "Selling Shareholder"). The Corporation and its wholly owned indirect subsidiary, U.S. Silver & Gold Inc., LLC ("U.S. Silver"), entered into a membership interest purchase agreement (the "Membership Interest Purchase Agreement") dated November 12, 2025 with HUSC SUB, LLC and HUSBC II, LLC (collectively, being the "Vendors") pursuant to which U.S. Silver acquired (the "Acquisition") all of the outstanding membership interests of Crescent Silver, LLC, which indirectly holds a 100% interest in the Crescent Mine located in Idaho, United States, as described in the Registration Statement. The Acquisition was completed on December 12, 2025.

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including, without limitation:

(i) a copy of the Registration Statement,

(ii) a copy of the Membership Interest Purchase Agreement,

(iii) a certified copy of the articles and by-laws of the Corporation; and

(iv) a certified copy of the resolutions passed by the directors of the Corporation, among other things, authorizing (A) the execution and delivery of the Membership Interest Purchase Agreement and the performance by the Corporation of its obligations thereunder and authorizing, among other things, the issue of the Consideration Shares and (B) the filing of the Registration Statement.

In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

We have also assumed that, in connection with any Consideration Shares to be resold under the Registration Statement:

(i) all required filings relating to, and any approvals for, the Registration Statement or any related document have been, made and received;

(ii) the Membership Interest Purchase Agreement and any other applicable agreement pertaining to the resale of the Consideration Shares (collectively, the "Applicable Agreements") has been, or will be prior to the time of the resale of the applicable Consideration Shares, duly authorized, executed and delivered by the Corporation, the Vendors and/or the Selling Shareholders, as applicable, and any other party thereto and is enforceable against each such party thereto, and neither the execution and delivery of any such document by any party thereto nor the performance by any party of its obligations thereunder do, or will, violate or conflict with any applicable laws or the constating documents of such party or any requirement or restriction imposed by any court or government body having jurisdiction over such party;

(iii) the representations and warranties of the Vendors, the Corporation and any other party thereto (including the Selling Shareholders) set forth in the Membership Interest Purchase Agreement (or in any certificate, instrument or other document delivered in connection with the Membership Interest Purchase Agreement) were true and correct and accurate in all respects and that the issuance of the Consideration Shares was effected in accordance with the provisions of the Membership Interest Purchase Agreement;

(iv) each Vendor and Selling Shareholder has and will comply with all laws applicable to such Vendor and Selling Shareholder as it relates to any resale of any Consideration Shares;

(v) the full consideration for the Consideration Shares, determined to be adequate by the Corporation's board of directors, has been received by the Corporation prior to the issuance of any such Consideration Shares;

(vi) whenever our opinion refers to the common shares of the Corporation, whether issued or to be issued, as "fully paid and non-assessable", such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise, and no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received; and

(vii) if certificated, the certificates representing the Consideration Shares have been duly executed and delivered by the authorized signatories of the Corporation to the Selling Shareholder (as directed by the Vendors), in the manner contemplated in the Applicable Agreement or the Registration Statement.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect.

Based on and subject to the foregoing assumptions and qualifications, we are of the opinion that the Consideration Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof. We hereby further consent to Dorsey & Whitney LLP, as United States counsel to the Corporation, relying on this opinion in connection with the delivery of their opinion with respect to the Consideration Shares which may be offered under the Registration Statement. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

BENNETT JONES LLP